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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Financial Contact:    Bernard J. Whitney,
                        408-954-5299
Media Contact:        Hannah Bruce, Financial Relations Board San Francisco
                        415-986-1591


                     SANMINA CORPORATION ANNOUNCES OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES

     SAN JOSE, CALIFORNIA, April 28, 1999 - Sanmina Corporation (Nasdaq: SANM) today announced that it intends, subject to market and other conditions, to raise approximately $250 million (excluding proceeds of the over-allotment option, if any) through an offering of convertible subordinated notes to qualified institutional investors. No other details were provided.

     The company stated that it expects to use the net proceeds of the offering for general corporate purpose including working capital.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.